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                                                                  Exhibit 10.6

                             MANAGEMENT AGREEMENT


     This Management Agreement (this "AGREEMENT"), dated as of February 3, 1998, by and between Elgar Holdings, Inc., a Delaware corporation ("HOLDINGS"), Elgar Electronics Corporation, a California corporation ("ELGAR") and J.F. Lehman & Company, Inc., a Delaware corporation (the "ADVISOR").

     WHEREAS, the Board of Directors of the Holdings has determined to effect a recapitalization of Holdings and Elgar pursuant to which, among other things,
(i) JFL-EEC LLC, a Delaware limited liability company ("JFL-LLC"), an affiliate of the Advisor, will make a capital contribution in the amount of approximately $19.0 million to JFL-EEC Merger Sub. Co., a wholly owned subsidiary of JFL-LLC and an affiliate of the Advisor ("MERGERCO"), (ii) MergerCo will issue to certain purchasers shares of its Series A 10% Cumulative Redeemable Preferred Stock (the "SERIES A PREFERRED STOCK") and certain warrants (the "WARRANTS") in exchange for an aggregate of $10.0 million, (iii) MergerCo will offer and issue $90.0 million in aggregate principal amount of 9 7/8% Senior Notes due 2008 (the "SENIOR NOTES"), (iv) MergerCo will merge with and into Holdings, with Holdings surviving such merger and assuming the liabilities and obligations of MergerCo (the "MERGER"), including without limitation the liabilities and obligations with respect to the Series A Preferred Stock, the Warrants and the Senior Notes,
(v) (A) immediately prior to the Merger, Holdings will effect an approximately 9,220 to 1 stock split, such at at the effective time of the Merger there will be approximately 9,220,000 shares of Holdings common stock, $.01 par value per share (the "COMMON STOCK") issued and outstanding, (B) Carlyle-EEC Acquisition Partners, L.P., the owner of all of the issued and outstanding capital stock of Holdings immediately prior to the Merger, will liquidate and distribute the shares of Common Stock to its partners, and (C) each share of the Common Stock issued and outstanding immediately prior to the Merger, other than certain shares held by certain shareholders and members of management, will be converted into the right to receive cash, and (v) Holdings and Elgar will enter into a new credit facility providing for revolving credit borrowings of up to $15.0 million (all such transactions shall be collectively referred to herein as the "RECAPITALIZATION");

     WHEREAS, each of Holdings and Elgar desire to retain the Advisor to provide management, consulting and financial services to Holdings and Elgar after consummation of the Recapitalization; and

     WHEREAS, the Advisor wishes to provide such services to Holdings and Elgar and Holdings and Elgar wish to compensate the Advisor for such services.

     NOW, THEREFORE, in consideration of the premises and the covenants and conditions contained herein, the parties hereto agree as follows:

     1.   COMPENSATION.

     (a) RECAPITALIZATION FEE. Upon consummation of the Recapitalization, Holdings shall pay to the Advisor a one-time advisory fee (the "RECAPITALIZATION FEE") in the amount of $1,000,000 in consideration for services rendered by the Advisor to Holdings in connection with the Recapitalization. The
Recapitalization Fee shall be paid upon consummation of the


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Recapitalization in immediately available funds by wire transfer to such account as the Advisor shall specify prior to the consummation of the Recapitalization.

     (b) ANNUAL FEE. In consideration for the advisory and consulting services to be rendered by the Advisor to Holdings and Elgar hereunder, including services in connection with strategic financial planning, investment management, management and administration and other matters relating to the business and operations of Holdings and Elgar, Elgar shall pay to the Advisor a fee (the "ANNUAL FEE") in the amount of $500,000 per annum for each year during the period commencing on the effective date of the Merger (the"Effective Date") and ending on the date of the termination this Agreement. The Annual Fee shall be payable in semi-annual installments, payable in advance (i) for the period from the Effective Date through July 31, 1998, as soon as practicable after the Effective Date, (ii) for every six month period thereafter until the date of termination of this Agreement, on the first day of such six month period. If for any reason the Annual Fee, or any portion thereof, shall not be paid timely pursuant to this Section 1(b), then each of Holdings and Elgar shall be jointly and severally liable to the Advisor with respect to the unpaid portion of such Annual Fee.

     (c) FUTURE TRANSACTION FEES. The Advisor shall be entitled to receive additional compensation under this Agreement for services rendered in transactions such as mergers, consolidations, sales or purchases of a significant amount of assets or capital stock, and financings involving the public or private offering of the debt or equity securities of Holdings or Elgar or the incurrence of bank debt by Holdings or Elgar. The compensation to be payable to the Advisor for services rendered in connection with any such transaction shall be such compensation as is customary for the type of services rendered in similar transactions and as may be agreed upon by Holdings or Elgar, as the case may be, and the Advisor at such time.

     (d) REIMBURSEMENTS FOR OUT-OF-POCKET EXPENSES. In addition to the fees set forth above, Holdings and Elgar shall reimburse the Advisor for, and shall be jointly liable for, all reasonable out-of-pocket expenses incurred by the Advisor in rendering the services to Holdings and Elgar contemplated by paragraphs (a), (b) and (c) above. All reimbursements for out-of-pocket expenses shall be made promptly upon or as soon as practicable, and in any event not later than 30 days, after presentation by the Advisor to Holdings or Elgar of a reasonably detailed statement of expenses in connection therewith.

     2. INTEREST. In the event that either Holdings or Elgar shall fail to pay all or any part of the fees or out-of-pocket expenses described in Section 1 hereof within 10 days after the date when due, then the Advisor shall be entitled to interest on the unpaid amount thereof at a rate equal to 10% per annum until paid.

     3. INDEMNIFICATION. Holdings and Elgar will jointly and severally indemnify and hold harmless the Advisor, its affiliates and their respective partners (both general and limited), officers, directors, employees, agents and representatives (each such person being an "INDEMNIFIED PARTY") from and against any and all losses, claims, damages and liabilities, whether joint or several (the "LIABILITIES"), related to, arising out of or in connection with the services contemplated by this Agreement or the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, this Agreement. Holdings and Elgar will jointly and severally reimburse any Indemnified Party for all reasonable costs and expenses


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(including reasonable attorneys' fees and expenses) as are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto. Neither Holdings nor Elgar will be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of the Advisor.

     4. TERM. This Agreement shall be effective as of the date hereof and shall continue in effect until the earliest to occur of (i) the tenth anniversary of this Agreement and (ii) the closing of a sale to an entity which is not an "Affiliate" (as defined in Section 12b-2 of the Securities Exchange Act of 1934) of Holdings or any of its existing shareholders on the date hereof of all or substantially all of the capital stock or assets of Holdings. The provisions of Sections 1(d), 2, 3 and otherwise as the context so requires shall survive the termination of this Agreement.

     5. PERMISSIBLE ACTIVITIES. Subject to applicable law, nothing herein shall in any way preclude the Advisor, its affiliates or their respective partners (both general and limited), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by Holdings and Elgar.

     6. CONSULTING RELATIONSHIP. It is understood and agreed that the Advisor shall for all purposes hereof be deemed to be an independent contractor and shall not, unless otherwise expressly authorized by the Holdings or Elgar, as the case may be, have any authority to act for or represent Holdings or Elgar in any way, execute any transaction on behalf of Holdings or Elgar or otherwise be deemed an agent of Holdings or Elgar. No federal, state or local withholding deductions shall be withheld from the fees and other amounts payable to the Advisor pursuant to this Agreement unless otherwise required by law.

     7.   MISCELLANEOUS.

     (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party hereto from any such provision, shall be effective unless the same shall be in writing and signed by each of the parties hereto. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.


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     (b)  Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:


If to the Advisor:           J.F. Lehman & Company, Inc.
                             450 Park Avenue
                             New York, New York 10022
                             Attention:  Mr. Donald Glickman

If to Holdings or Elgar:     Elgar Electronics Corporation
                             9250 Brown Deer Road
                             San Diego, CA 92121
                             Attention:  Mr. Ken Kilpatrick


     (c) This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

     (d) THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE. This Agreement shall inure to the benefit of, and be binding upon, the Advisor, Holdings and Elgar, and their respective successors and permitted assigns. None of the rights or obligations of the parties hereunder may be assigned by either party without the prior written consent of the other party hereto, PROVIDED that the Advisor may assign its rights and obligations hereunder to any corporation or other entity controlled by or under common control with the Advisor.

     (e) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     (f) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

     (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first above written.

                                       ELGAR HOLDINGS, INC.


                                       By: /s/ Donald Glickman
                                           ---------------------------------
                                           Name:  Donald Glickman
                                           Title: President


                                       ELGAR ELECTRONICS CORPORATION


                                       By: /s/ Chris Kelford
                                           ---------------------------------
                                           Name:  Chris Kelford
                                           Title: Treasurer


                                       J.F. LEHMAN & CO., INC.


                                       By: /s/ Donald Glickman
                                           ---------------------------------
                                           Donald Glickman,
                                           Managing Principal




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